Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Energy XXI (Bermuda) Limited (“Energy XXI”) / Energy XXI Gulf Coast, Inc. (“Gulf Coast”) of our reports dated August 9, 2012 with respect to the consolidated financial statements of Energy XXI (Bermuda) Limited and subsidiaries as of June 30, 2012 and 2011, and for each of the three fiscal years in the period ended June 30, 2012, and to the effectiveness of Energy XXI and subsidiaries’ internal control over financial reporting as of June 30, 2012, which appear in the Annual Report on Form 10-K of Energy XXI for the year ended June 30, 2012.

We also consent to the references to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
February 6, 2013